Exhibit 99.1
TerraForm Global Announces Extension of Consent Solicitation

Bethesda, MD, November 23, 2016 (GLOBENEWSWIRE) - TerraForm Global, Inc. (Nasdaq: GLBL), a global owner and operator of clean energy power plants, today announced that its subsidiary TerraForm Global Operating, LLC (“TerraForm Global”) has extended the expiration date of the solicitation of consents (the “Consent Solicitation”), announced on November 15, 2016, from holders of its 9.75% Senior Notes due 2022 (the “Notes”) to 5:00 p.m., New York City time, on December 2, 2016, unless further extended or terminated by TerraForm Global.

All other aspects of the Consent Solicitation remain unchanged and in effect.

Copies of the Consent Solicitation Statement and the Letter of Consent may be obtained by holders of the Notes from the Tabulation Agent for the Consent Solicitation, Global Bondholder Services Corporation, at (866) 924-2200.

Citigroup Global Markets Inc. is the Solicitation Agent for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Citigroup Global Markets Inc., at (800) 558-3745 and (212) 723-6106.

Neither TerraForm Global, the Tabulation Agent, the Solicitation Agent, the Trustee nor any of their respective affiliates are making a recommendation as to whether holders of the Notes should deliver their consent to the Proposed Waiver pursuant to the Consent Solicitation, and no one has been authorized by any of these parties to make such a recommendation on their behalf.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS IN ANY JURISDICTION.

THE CONSENT SOLICITATION IS BEING MADE ONLY PURSUANT TO THE CONSENT SOLICITATION STATEMENT AND THE LETTER OF CONSENT THAT THE TABULATION AGENT WILL DISTRIBUTE TO HOLDERS OF THE NOTES. HOLDERS OF THE NOTES SHOULD CAREFULLY READ THE CONSENT SOLICITATION STATEMENT AND LETTER OF CONSENT PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE CONSENT SOLICITATION, BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE CONSENT SOLICITATION.

About TerraForm Global

TerraForm Global is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Global creates value for its investors by owning and operating clean energy power plants in high-growth emerging markets. For more information about TerraForm Global, please visit: www.terraformglobal.com.

Contacts:

Investors:

Brett Prior
TerraForm Global

investors@terraform.com

Media:

Meaghan Repko / Joseph Sala / Nicholas Leasure
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449